SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by
Rule 14c-5(d)(2))
☒ Definitive Information Statement

GEOBIO ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

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GeoBio Energy, Inc.
802 Windy Ridge LN SE
Atlanta, GA 30339

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being furnished by the Board of Directors of GeoBio Energy, Inc., to the holders of record at the close of business on September 30, 2010 of the outstanding shares of our common and preferred stock, par value $0.001 per share, in order to provide information with respect to the proposed decrease in the authorized shares of common stock of GeoBio Energy, Inc., and proposed reverse stock split of the issued and outstanding shares of common stock of the corporation (as further described below, the “Corporate Actions”).  The Corporate Actions have been conditionally approved by our Board of Directors and the current holders of a majority of our issued and outstanding voting capital stock.  The effectiveness of such approvals is conditioned upon our compliance with Section 14(c) of the Securities Exchange Act of 1934 (“Exchange Act”), which requires the filing of this Information Statement with the Securities and Exchange Commission (“SEC”) and the distribution of this Information Statement to stockholders.  The foregoing actions and agreements are sufficient to authorize the Corporate Actions without the vote of any other stockholders.  Accordingly, your approval is not required and is not being sought.  (References in this Information Statement to the “Company,” “GeoBio Energy,” “we,” “our,” and “us” refer to GeoBio Energy, Inc., a Colorado corporation.)

The Company has determined to effect:

•	the decrease of the authorized common stock of the Company from 25,000,000,000 to 1,000,000,000 shares (as further described below, the “Amendment to the Articles of Incorporation”); and

•
the reverse stock split of the issued and outstanding shares of common stock of the corporation on a one-for-five thousand, five hundred (1:5,500) basis (as further described below, the “Reverse Stock Split”).

GeoBio Energy’s Board of Directors has approved, and a total of three (3) stockholders owning 25,000,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”), representing a total of 25,000,000,000 votes, have consented in writing to the action described below; which action, if taken, will not, pursuant to Federal securities laws, rules and regulations, be effective until at least twenty (20) days after the filing of this Definitive Information Statement, and which action the Company expects to undertake within twenty to twenty-five days from the date of this filing, but in no event more than sixty days from the date of the filing of this Definitive Information Statement.  The Board of Directors approval and stockholder consent constitute the unanimous approval of the Board of Directors of the Company and the consent of a majority of the total number of outstanding NS available votes for the shares of issued and outstanding voting capital stock of the Company, and are sufficient under the Colorado Revised Statutes and under GeoBio Energy’s Bylaws to approve the corporate action.  Accordingly, the authorized corporate action will not be submitted to the other stockholders of GeoBio Energy for a vote; this Information Statement is being furnished to stockholders to provide them with certain information concerning the corporate action in accordance with the requirements of the Exchange Act, and the regulations promulgated thereunder, including Regulation 14C.

ACTION BY BOARD OF DIRECTORS
AND
CONSENTING STOCKHOLDERS

GENERAL

GeoBio Energy will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. GeoBio Energy will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of GeoBio Energy’s capital voting stock.

GeoBio Energy will only deliver one Information Statement to multiple security holders sharing an address unless GeoBio Energy has received contrary instructions from one or more of the security holders.  Upon written or oral request, GeoBio Energy will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address:  802 Windy Ridge LN SE, Atlanta, GA 30339, Attn: John Sams, Chief Executive Officer.  Mr. Sams may also be reached by telephone (443) 538-2229 and by fax c/o (206) 262-9513.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to GeoBio Energy’s Bylaws and the Colorado Revised Statures, a vote by the holders of at least a majority of GeoBio Energy’s outstanding capital stock is required to effect the corporate action described herein.  As of the record date, GeoBio Energy had 11,573,807,619 shares of common stock of the Company issued and outstanding and 27,500,000 shares of Series A Preferred; accordingly 19,536,903,810 votes are required to pass any stockholder resolutions.  The consenting stockholders, who consist of three (3) current Series A Preferred stockholders of the Company, are collectively the record and beneficial owners of 25,000,000 shares of Series A Preferred Stock providing a total of 25,000,000,000 votes, which represents 63.9% of the issued and outstanding capital stock voting power.  Pursuant to Section 7-107-104 and Section 7-110-103 of the Colorado Revised Statutes, the consenting stockholders consented to the actions described herein in a written consent, dated September 1, 2010.  The consenting stockholders’ names, affiliations with GeoBio Energy, and their beneficial holdings are as follows:

Name	Beneficial Holder and Affiliation	Shares of Series A Preferred Stock Beneficially Held	Percentage of Total Available Capital Stock Votes
Lance Miyatovich	Chairman, President, Chief Executive Officer; Series A Preferred Stock Holder	12,500,000	31.98%

Thalass Bay Corp	Series A Preferred Stock Holder	6,250,000	15.99%

David M. Otto	Series A Preferred Stock Holder	6,250,000	15.99%

			63.96%

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None.

PROPOSALS BY SECURITY HOLDERS

None.

DISSENTERS RIGHTS OF APPRAISAL

Neither Colorado law nor our Articles of Incorporation or Bylaws provide the Company’s shareholders with dissenters’ appraisal rights in connection with the Amendment to the Articles of Incorporation or to the Reverse Stock Split. This means that no shareholder is entitled to receive any cash or other payment as a result of, or in connection with, the Amendment to the Articles of Incorporation or the Reverse Stock Split, even if a shareholder has not been given an opportunity to vote with respect to the Amendment to the Articles of Incorporation or the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2010, certain information regarding the ownership of GeoBio Energy’s capital stock by each director and executive officer of GeoBio Energy, each person who is known to GeoBio Energy to be a beneficial owner of more than 5% of any class of GeoBio Energy’s capital stock, and by all officers and directors of GeoBio Energy as a group.  Unless otherwise indicated below, to GeoBio Energy’s knowledge, all persons listed below have sole voting and investing power with respect to their shares of capital stock except to the extent authority is shared by spouses under applicable community property laws.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options or convertible securities exercisable or convertible within sixty (60) days of September 1, 2010 are deemed outstanding for computing the percentage held by the person or entity holding such options or convertible securities, but are not deemed outstanding for computing the percentage held by any other person, and is based on 11,573,807,619 shares of common stock issued and outstanding and 27,500,000 shares of Series A Preferred issued and outstanding, as of September 1, 2010.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	% OF CLASS
Lance Miyatovich 1100 Dexter Avenue North, Suite 100 Seattle, WA 98109	12,500,000 Series A Preferred Former Chairman, former President and CEO(1)	45.5% Of Series A Preferred
John Sams 802 Windy Ridge Lane SE Atlanta, GA 30339	-0- Chairman, President, Chief Executive Officer, Incoming Director(2)	0.00%
Douglas A. Daniel 3345 Chatham Road Atlanta, GA 30305	-0- Senior Vice President of Corporate Development and Finance(3)	0.00%
Joseph J. Titus 1496 Snow Shoe Trail Suamico, WI 54173	-0- Chief Operating Officer(4)	0.00%
Clayton Shelver 2016 – 240th Place SE Bothell, WA 98021-9523 Thalass Bay Corp Harbour House Waterfront Drive, P.O. Box 972 Road Town, Tortola, British Virgin Islands	25,000,000 Common Stock Secretary, Director 6,250,000 Series A Preferred Series A Preferred Stock Holder -0- Shares Common Stock	<1% 22.75% Of Series A Preferred
David M Otto 601 Union Street, Suite 4500 Seattle, WA 98101	6,250,000 Series A Preferred Series A Preferred Stock Holder -0- Shares Common Stock	22.75% Of Series A Preferred
All officers, directors, and beneficial owners of more than 5% of any class, as a group (6 persons)	25,000,000 Series A Preferred(5) -0- Shares Common Stock	64% Of all outstanding capital stock

(1) On October 8, 2010, Lance Miyatovich resigned from his positions as Chairman, President and CEO of the Company.   Mr. Miyatovich has been working with the Company to facilitate the expected acquisition of businesses in the natural gas and oil services industry.
(2) John Sams has been working with the Company to facilitate the expected acquisition of businesses in the natural gas and oil services industry, and accepted formal appointment to the position of Chairman, President and CEO of the Company on October 8, 2010.  Mr. Sams and the Company expect that Mr. Sams will receive common stock of the Company, in an amount to be determined, prior to the close of calendar year 2010.
(3) Douglas A. Daniel has been working with the Company to facilitate the expected acquisition of businesses in the natural gas and oil services industry, and accepted formal appointment to the position of Senior Vice President of Corporate Development and Finance of the Company on October 8, 2010.  Mr. Daniel and the Company expect that Mr. Daniel will receive common stock of the Company, in an amount to be determined, prior to the close of calendar year 2010.
 (4) Joseph J. Titus has been working with the Company to facilitate the expected acquisition of businesses in the natural gas and oil services industry, and accepted formal appointment to the position of Chief Operating Officer of the Company on October 8, 2010.  Mr. Titus and the Company expect that Mr. Titus will receive common stock of the Company, in an amount to be determined, prior to the close of calendar year 2010.
 (5) The Series A Preferred held by the Company’s Officers, Directors, and beneficial owners of more than 5% of any class of its stock, provide a total of 1000 votes per share, totaling 25,000,000,000 votes.  The Series A Preferred stock converts at the shareholders election to common stock on a one for one (1:1) basis.  The consenting holders of the Series A Preferred stock, Mr. Miyatovich, Thalass Bay Corp and Mr.  Otto, who have been working with the Company to facilitate the expected acquisition of businesses in the natural gas and oil services industry, have agreed to convert certain portions of their Series A Preferred stock and return and cancel certain portions of their Series A Preferred stock; Mr. Miyatovich, Thalass Bay Corp. and Mr. Otto each expect to receive common stock of the Company, in an amount to be determined, prior to the close of calendar year 2010.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth certain information concerning the compensation of (i) our Chief Executive Officer/Chief Financial Officer, (ii) our other two most highly compensated executive officers, and (iii) other personnel required to be disclosed by this Item whose compensation exceeds $100,000, for the fiscal years ended September 30, 2009 and 2008 (collectively, our “named executive officers”).
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Allen Perron(1) Former Chief Financial Officer	2008 2009	- 0- -0-	-0- -0-	130,000(2) -0-	-0- -0-	-0- -0-	-0- -0-	$58,275(3) -0-	$188,275 -0-
Kenneth Bennett(4) Former Chief Executive Officer and Chairman of the Board	2008 2009	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Lance Miyatovich(5) Chief Executive Officer and President	2008 2009	- 0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Gary De Laurentiis(6) Former Chief Executive Officer	2008 2009	- 0- -0-	-0- -0-	-0- $10,000(7)	-0- -0-	-0- -0-	-0- -0-	-0- $158,000(8)	-0- $168,000

(1)	In July 2008, Allen Perron resigned as Chief Financial Officer (“CFO”) of the Company. Mr. Perron had served as Chief Financial Officer since his appointment on January 21, 2008.

(2)
Mr. Perron was granted a 10-year warrant to purchase 1,000,000 shares of our common stock at a price of $0.13 per share in May 2008 under his consulting agreement with us.  The warrants were valued at $130,000.

(3)	Mr. Perron was compensated as a consultant.

(4)
Mr. Bennett resigned as Chief Executive Officer and director of the Company on July 23, 2008. Mr. Bennett had served as CEO since March 6, 2008 and as Chairman of our board of directors since March 18, 2008.

(5)
On September 23, 2009, we appointed Lance Miyatovich as President and Chief Executive Officer and as a director of the Company.  Mr. Miyatovich resigned from his positions as President and Chief Executive Officer on October 8, 2010.  We also entered into a 36-month employment agreement with Mr. Miyatovich for $240,000 per year, which commenced accruing in November 2009, but has not been paid.

(6)
In March 2009, the Company appointed Gary M. De Laurentiis as Interim Chief Executive Officer of the Company.  On August 13, 2009, Mr. De Laurentiis resigned from his position as Chief Executive Officer of the Company.

(7)	In June 2009, accounts payable due to Mr. De Laurentiis, in the aggregate amount of $10,000 were converted into 2,500,000 shares of our preferred stock.

(8)	Mr. De Laurentiis was compensated as a consultant.

CHANGE IN CONTROL

The proposed corporate actions described in this Information Statement are not undertaken in connection with a change in control of GeoBio Energy.  To the knowledge of management, there are no present arrangements or pledges of securities of GeoBio Energy which may result in a change in control of GeoBio Energy.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the approved corporate action or in any action covered by the related resolutions adopted by the board of directors of the Company that is not otherwise shared by all other stockholders.

NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS:

The following action was taken based upon the unanimous recommendation and approval of GeoBio Energy’s Board of Directors (the “Board”) and the written consent of the consenting stockholders:

AMENDMENT OF ARTICLES OF INCORPORATION

On September 1, 2010, the Board and the consenting stockholders unanimously adopted and approved a resolution to decrease the authorized common stock of the Company from 25,000,000,000 to 1,000,000,000 shares (the “Amendment to the Articles of Incorporation”).

The Board and consenting shareholders approved the decrease in authorized capital because the Company determined that reducing the amount of authorized common stock available for issuance may provide greater stability in the per share price of its common stock, and expects that the proposed decrease in authorized capital will enable the Company more opportunities than currently available to consummate financings at a later date.  However, while the Company is seeking financing it does not currently have any commitments for financing or specific plans to issue common stock in connection with any financings.

Upon the effectiveness of such decrease, as a general matter approval from the shareholders will not be required for the issuance of any newly-authorized shares, except as otherwise required by law or applicable rules of any market upon which the common stock may trade.

The decrease in authorized common stock will not affect the percentage ownership interest in the Company or percentage voting power of any holder of common stock.  Such decrease in authorized common stock will have no effect, in and of itself, on the number of shares of common stock or preferred stock outstanding; however, the proposed Reverse Stock Split, as described below, will make possible the subsequent issuance of additional shares of common and preferred stock that would effect the percentage voting power of current holders of common stock or preferred stock.  Additionally, the proposed Reverse Stock Split creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of the additional authorized shares. The current net tangible book value per share will be diluted if additional shares are issued without a concurrent increase in the net book value of the assets of the Company.  The current book value of shares held by existing shareholders, in the event that net book value is not increased, would not be maintained in the event additional shares are issued.

After this Information Statement has been filed with the SEC and made available to all holders of record of the Company’s shares, and upon the expiration of all applicable waiting and review periods under the Exchange Act, the Company will file a Certificate of Amendment to its Articles of Incorporation effecting the Corporate Actions.

Neither the Colorado Revised Statutes nor our Articles of Incorporation or Bylaws provide for any statutory rights of appraisal in connection with the Corporate Actions.

Colorado Law

The Amendment to the Articles of Incorporation has been approved, pursuant to Section 7-107-104, Section 7-110-103,  and Section 7-108-202 of the Colorado Revised Statutes, by the Board of Directors and a total of three (3) current stockholders of the Company, who collectively and beneficially owners of 25,000,000shares of Series A Preferred stock, which represents 63.9% of the issued and outstanding capital stock voting power.  Under Section 7-107-104, Section 7-110-103 and Section 7-108-202 of the Colorado Revised Statutes, the Board of Directors may amend the Articles of Incorporation only if: (a) the Board of Directors adopts a resolution setting forth the proposal to amend the Articles of Incorporation; and (b) the proposal is approved by the vote of stockholders holding a majority of the voting power.  Both conditions have been met.

REVERSE STOCK SPLIT

On September 1, 2010, the Board and the consenting stockholders unanimously adopted and approved a resolution to effect a one-for-five thousand, five hundred (1:5,500) reverse split (the “Reverse Stock Split”) of all issued and outstanding shares of common stock of GeoBio Energy, effective not earlier than twenty (20) days after this Information Statement is made available to stockholders of record as of September 1, 2010, and which action shall be taken within sixty (60) days of the filing of a Definitive Information Statement on Schedule 14C.

The Board of Directors also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Stock Split if the Board of Directors, in its sole discretion, determines that the Reverse Stock Split is no longer in our best interests and that of our stockholders.  The Board of Directors may consider a variety of factors in determining whether or not to implement the Reverse Stock Split, including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the common stock, business and transactional developments, and our actual and projected financial performance.

The Reverse Stock Split, in and of itself, will not change the number of authorized shares of common stock of GeoBio Energy nor the par value of the common stock.  However, pursuant to the proposed Amendment to the Articles of Incorporation described above in the preceding section of this Information Statement, the authorized shares of common stock will decrease from 25,000,000,000 to 1,000,000,000.    Except for any changes occurring as a result of the treatment of fractional shares, each stockholder of GeoBio Energy will hold the same percentage of the Company’s capital stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the split.

Purpose

In order to reduce the number of shares of GeoBio Energy’s common stock outstanding and thereby attempt to enhance the ability of GeoBio Energy to use its securities to acquire businesses in the natural gas and oil services industry, the Board of Directors believed that it was in the best interests of GeoBio Energy to implement the Reverse Stock Split.  While the Company is pursuing strategic acquisitions, under its business plan, of Magna Energy Services, LLC (“Magna”), Collins Construction, Inc. (“Collins”) and additional businesses for which the Company has letters of intent singed, it has neither (i) received sufficient financing to complete either acquisition at the time of this filing, nor (ii) has it received commitments for the potential financing of either potential acquisition.

The undertaking of the Amendment to the Articles of Incorporation and the Reverse Stock Split is not contingent upon, or in anticipation of, a commitment for the acquisition financing of either Magna, Collins or any other specific business.  Although GeoBio and its management expect the Amendment to the Articles of Incorporation and the Reverse Stock Split to increase GeoBio’s opportunities for the acquisition financing, the Amendment to the Articles of Incorporation and the Reverse Stock Split may not result in sufficient, or any additional, financing for the acquisition of either Magna, Collins or any other business.

The Board of Directors additionally considered that GeoBio Energy’s common stock may not appeal to brokerage firms and that the current per share price level of our common stock has reduced the effective marketability of our common stock because of the reluctance of many brokerage firms to recommend low-priced stock to their clients or to act as market-makers for low-price stock.  Certain investors view low-priced stock as speculative and unattractive.  We believe that many investment funds are prohibited from or reluctant to invest in lower priced stocks.  In addition, some investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks.  A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from trading in low-priced stock.  Such policies and practices pertain to the payment of broker commissions and to time-consuming policies and procedures that make the trading of low-priced stocks unattractive to brokers from an economic standpoint.  Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks thereby increasing the risk to GeoBio Energy and its stockholders that brokerage firms that currently make a market for our common stock may discontinue that role.

Colorado Law

The Reverse Stock Split has been approved, pursuant to Section 7-107-104, Section 7-106-105, and Section 7-108-202 of the Colorado Revised Statutes, by the Board of Directors and a total of three (3) current stockholders of the Company, who collectively and beneficially owners of 25,000,000 shares of Series A Preferred stock, which represents 63.9% of the issued and outstanding capital stock voting power.  Under Section 7-107-104, Section 7-106-105 and Section 7-108-202 of the Colorado Revised Statutes, the Board of Directors may effect a reverse split only if: (a) the Board of Directors adopts a resolution setting forth the proposal to effect a reverse split; and (b) the proposal is approved by the vote of stockholders holding a majority of the voting power.  Both conditions have been met.

Certain Risks Associated With the Reverse Stock Split and Decrease in Authorized Common Stock

There can be no assurance that the total market capitalization of GeoBio Energy after the proposed Reverse Stock Split will be equal to or greater than the total market capitalization before the proposed Reverse Stock Split, or that the per share market price of GeoBio Energy’s common stock following the Reverse Stock Split will either exceed or remain higher than the current per share market price.

There can be no assurance that the market price per new share of GeoBio Energy common stock after the Reverse Stock Split (the “New Shares”) will rise or remain constant in proportion to the reduction in the number of old shares of GeoBio Energy common stock (the “Old Shares”) outstanding before the Reverse Stock Split.

Accordingly, the total market capitalization of GeoBio Energy after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of the New Shares may not exceed or remain higher than the market price of the Old Shares.  In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before a reverse stock split.

There can be no assurance that the Reverse Stock Split will result in a per share price that will attract investors.   A decline in the market price for GeoBio Energy’s common stock after the Reverse Stock Split may effectively result in a greater percentage decline than would occur in the absence of a Reverse Stock Split, and the liquidity of GeoBio Energy’s common stock could be adversely affected following the Reverse Stock Split.

The market price of GeoBio Energy’s common stock will also be based on GeoBio Energy’s performance and other market factors that are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of GeoBio Energy’s common stock independently declines, the percentage decline as an absolute number and as a percentage of GeoBio Energy’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.  In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of GeoBio Energy’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

GeoBio Energy’s common stock trades as a “penny stock” classification which limits the liquidity for GeoBio Energy’s common stock.

GeoBio Energy’s stock is subject to “penny stock” rules as defined in 1934 Securities and Exchange Act rule 3151-1.  The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  GeoBio Energy’s common stock is subject to these penny stock rules.  Transaction costs associated with purchases and sales of penny stocks are likely to be higher than those for other securities.  Penny stocks generally are equity securities with a price of less than U.S. $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  It is expected that following the Reverse Stock Split that GeoBio Energy’s common stock will continue to trade as a “penny stock.”

As a result, all brokers or dealers involved in a transaction in which GeoBio Energy’s shares are sold to any buyer, other than an established customer or “accredited investor,” must make a special written determination of the buyers eligibility.  These Exchange Act rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of GeoBio Energy’s stockholders to sell in the secondary market through brokers, dealers or otherwise.  GeoBio Energy also understands that many brokerage firms will discourage their customers from trading in shares falling within the “penny stock” definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the common shares in the United States and stockholders may find it more difficult to sell their shares.  An orderly market is not assured or implied as to GeoBio Energy’s common stock.  There can be no assurances as to the existence of market makers or broker/dealers for GeoBio Energy’s common stock.

 The decrease in authorized common stock and simultaneous Reverse Stock Split creates a proportional increase in authorized common stock available for issuance which increases the likelihood that current shareholders will face future dilution of their ownership interests in the Company.

Despite the decrease in the authorized shares of common stock available for issuance due to decreasing the authorized common stock of the Company from 25,000,000,000 to 1,000,000,000 shares, the simultaneous Reverse Stock Split will have the effect of increasing the proportional authorized shares available for issuance, relative to the proportional available common stock prior to the Reverse Stock Split and decrease in authorized common stock.  Such a proportional increase in the amount of common stock available for issuance will make possible the subsequent issuance of additional shares of common stock and/or preferred stock that would effect the percentage voting power of current holders of common stock or preferred stock, all as described above.

Such a proportional increase in the number of authorized shares available for issuance creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of the additional authorized shares. The current net tangible book value per share will be diluted if additional shares are issued without a concurrent increase in the net book value of the assets of the Company.  The current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued and net book value is not increased.

Under the proposed Amendment to the Articles of Incorporation and the proposed Reverse Stock Split that proportionally increases the amount of authorized shares available for issuance, if all additional shares of authorized common stock were issued, without any increase in the net book value of the assets of the Company, the net book value per share would decrease by a factor of 220.

Principal Effects of the Reverse Stock Split

Corporate Matters - If effected, the Reverse Stock Split will be effected simultaneously for all of GeoBio Energy’s common stock, and every five thousand, five hundred (5,500) Old Shares owned by a stockholder would be exchanged for one (1) New Share, plus rounding up to one whole share for each fractional share. While the intent is for the proposed Reverse Stock Split to affect all of GeoBio Energy’s stockholders uniformly, the process of rounding up when any of GeoBio Energy’s stockholders own a fractional share will result in a non-material change in each stockholder’s percentage ownership interest in GeoBio Energy.  All warrants or convertible securities that the Company has agreed to issue (or agrees to issue prior to the effective date of the Reverse Stock Split) also will be appropriately adjusted for the Reverse Stock Split.

The Reverse Stock Split does not materially affect the proportionate equity interest in GeoBio Energy of any holder of common stock or the relative rights, preferences, privileges or priorities of any such stockholder, but provides the Company with the ability to issue additional securities which could materially and significantly effect the relative rights, preferences, privileges or priorities of current stockholders.

Fractional Shares - Any fractional shares of common stock resulting from the Reverse Stock Split will “round up” to the nearest whole number.  No cash will be paid to any holders of fractional interests in GeoBio Energy.

Authorized Shares – While the Reverse Stock Split will not, in and of itself, change the number of authorized shares of common stock of GeoBio Energy, the Company shall simultaneously  amend its Articles of Incorporation to decrease the authorized common stock from 25,000,000,000 to 1,000,000,000 shares, as described in the section entitled “Amendment to Articles of Incorporation” of this Information Statement.

Accounting Matters - The Reverse Stock Split will not affect the par value of GeoBio Energy’s common stock.  As a result, as of the effective time of the Reverse Stock Split, the stated capital on GeoBio Energy’s balance sheet attributable to GeoBio Energy’s common stock will be reduced proportionately based on the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of GeoBio Energy’s common stock will be restated because there will be fewer shares of GeoBio Energy’s common stock outstanding.

Dilutive Effects -  The proposed simultaneous Amendment to the Articles of Incorporation and Reverse Stock Split, which proportionally increases the number of authorized shares of common stock available for issuance, creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of the additional authorized shares. The current net tangible book value per share will be diluted if additional shares are issued without a concurrent increase in the net book value of the assets of the Company.  Furthermore, the current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued.

Such a proportional increase to the number of authorized shares available for issuance creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of the additional authorized shares. The current net tangible book value per share will be diluted if additional shares are issued without a concurrent increase in the net book value of the assets of the Company.  The current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued.

Under the proposed Amendment to the Articles of Incorporation and the proposed Reverse Stock Split that proportionally increases the amount of authorized shares available for issuance, if all additional shares of authorized common stock were issued, without any increase in the net book value of the assets of the Company, the net book value per share would decrease by a factor of 220.

Odd Lot Effects – The Reverse Stock Split may also result in some shareholders holding "odd lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

Potential Anti-Takeover Effect - Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of GeoBio Energy’s Board of Directors or contemplating a tender offer or other transaction for the combination of GeoBio Energy with another company), the Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate GeoBio Energy’s shares of common stock or obtain control of GeoBio Energy.

Because the Reverse Stock Split reduces number of shares of common stock issued and outstanding but does not simultaneously reduce the number of shares available for issuance (rather, even with the simultaneous reduction in authorized shares,  there will be proportionally more shares available for issuance, as described here and as described in the section of this Information Statement entitled “Amendment to Articles of Incorporation”).  (See the table entitled “Effect of Reverse Stock Split on Capitalization,” below).  As discussed in the “Securities and Exchange Commission Release No. 15230,” this increase in the number of shares available for issuance can have the effect of rendering more difficult, or discouraging, a change in the composition of the Board of Directors, tender offer or proxy contest, the assumption of control by a holder of a larger block of the corporation's securities and/or the removal of incumbent management.

Additionally, such transactions, changes in control or removal of management could be more difficult even if favorable to the interests of shareholders.  For example, management could use additional shares to resist or frustrate a third-party transaction providing an above-market premium even if favored by a majority of the independent stockholders.  Because the Company’s board of directors has the power to authorize the corporate issuance of common stock and to designate the preferred stock rights and powers, including voting rights, and to authorize the subsequent issuance of such preferred stock, a reverse stock split can also have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers.  Management currently has no plans or proposals to adopt other provisions or to enter into other arrangements that may have anti-takeover consequences.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

Upon effectiveness of the Reverse Stock Split, each outstanding share of common stock will automatically be converted on the effective date at the applicable Reverse Stock Split ratio. It will not be necessary for stockholders of GeoBio Energy to exchange their existing stock certificates.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split.  It does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences.  Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively.  This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment).  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

The aggregate tax basis of the New Shares received in the Reverse Stock Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged.  No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split.  The Reverse Stock Split is intended to be a tax-free recapitalization to the Company and its shareholders, except for those shareholders receiving a whole share of common stock in lieu of a fractional share.  A shareholder who receives a whole share of common stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional shares to which the shareholder was otherwise entitled.

The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

GEOBIO ENERGY’S VIEW REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IS NOT BINDING ON THE INTERNAL REVENUE SERVICE OR THE COURTS.  ACCORDINGLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCE OF THE REVERSE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

Effect of Decrease in Authorized Capital Stock and Reverse Stock Split on Capitalization (collectively, the “Recap”), based upon capitalization as of the Record Date.

Class	Authorized	Issued and Outstanding Prior to Recap	Available for Issuance Prior to Recap	% Available for Issuance Prior to Recap	Issued and Outstanding Following Recap(1)	Available for Issuance Following Recap(1)	% Available for Issuance Prior to Recap
Common	25,000,000,000	11,573,807,619	13,426,192,381	53.7%	2,104,329	997,895,672	99.8%

Blank
Check
Preferred(2)	100,000,000	27,500,000	72,500,000	72.5%	27,500,000	72,500,000	72.5%

(1)             The “Issued and Outstanding Following Recap” and “Available for Issuance Following Recap” categories  do not take into account additional shares that will be issued as a result of rounding up fractional shares to whole shares.

(2)             The corporation is authorized to issue a total 100,000,000 shares of blank check preferred stock.  Currently 30,000,000 shares of Series A Preferred have been designated for issuance and 27,500,000 are issued and outstanding.  Holders of the 27,500,000 shares of Series A Preferred have agreed to cancel certain portions and convert certain portions of the outstanding Series A Preferred stock prior to the close of calendar year 2010.

ADDITIONAL AND AVAILABLE INFORMATION

GeoBio Energy is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, and Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

GeoBio Energy’s Annual Reports on Form 10-K for the fiscal year ended September 30, 2009 and September 30, 2008; Current Reports on Form 8-K filed July 16, 2010, July 6, 2010,  June 7, 2010, May 28, 2010, April 16, 2010, September 24, 2009, September 22, 2009, September 16, 2009, July 16, 2009, June 25, 2009, April 8, 2009, March 4, 2009, January 5, 2009, and December 8, 2008; Quarterly Reports for the quarters ended June 30, 2010, March 31, 2010, December 31, 2009, June 30, 2009, March 31, 2009, December 31, 2008, and June 30, 2008; are incorporated herein by this reference.

GeoBio Energy will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).

All documents filed by GeoBio Energy pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

COMPANY CONTACT INFORMATION

All inquiries regarding GeoBio Energy should be addressed to GeoBio Energy, Inc., 802 Windy Ridge LN SE, Atlanta, GA 30339, Attn: John Sams, Chief Executive Officer.  Mr. Sams may also be reached by telephone (443) 538-2229 and by fax c/o (206) 262-9513.

GeoBio Energy, Inc.

By: /s/ John L. Sams
Dated: October 18, 2010	John L. Sams, Chairman, President and Chief Executive Officer